UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

VALERO ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13175	74-1828067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way San Antonio, Texas		78249
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2014, S. Eugene Edwards, Executive Vice President-Chief Development Officer and Optimization of Valero Energy Corporation, resigned from all of his positions as officer or director of Valero Energy Corporation and any of its subsidiaries (collectively, “Valero” or the “Company”). Mr. Edwards’s employment with Valero will continue through April 30, 2014 (the “Termination Date”), whereupon Mr. Edwards will retire from the Company.

Also on February 12, 2014, Valero and Mr. Edwards entered into a compensation arrangement in connection with Mr. Edwards’s retirement from the Company. The following is a description, as required by Item 502(e) of Form 8-K, of the compensation arrangement between Valero and Mr. Edwards.

The agreement provides that Valero will pay to Mr. Edwards, in cash, within 15 days of the Termination Date, a lump sum equal to $3,250,000, less applicable withholdings as required by law. The agreement confirms that by meeting the criteria for retirement under Valero’s pension plan, Mr. Edwards will be considered a retiree for purposes of, among other things, continued participation in Valero’s benefit and incentive plans, subject to the terms and conditions of these plans. Accordingly, the outstanding shares of restricted stock previously granted to Mr. Edwards will be accelerated effective on the Terminate Date, and Mr. Edwards’s outstanding stock options will remain subject to vesting and will remain exercisable per their original schedules as specified in each option agreement. Outstanding performance shares held by Mr. Edwards will be forfeited on the Termination Date. Mr. Edwards will be entitled to participate in the Company’s retiree medical plan on the same terms and conditions as similarly situated employees. In the agreement, Mr. Edwards agrees to maintain the confidentiality of Valero’s proprietary information and trade secrets, and to cooperate with Valero, as reasonably requested, to provide assistance in any litigation or administrative proceedings involving claims for which Mr. Edwards has personal knowledge.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERO ENERGY CORPORATION

Date: February 14, 2014	by:	/s/ Jay D. Browning
Jay D. Browning
Senior Vice President and General Counsel